Exhibit 99.1

Bion Issues 2020 Mid-Year Update and Outlook

August 4, 2020. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that recovers high-value coproducts from the waste, today released a mid-year update and provided an outlook on the rest of 2020. The report focuses on three key areas:

  Technology and organic co-product development
  Midwest sustainable and/or organic corn-finished beef opportunity
  Pennsylvania and national policy and legislation

The full update can be found on Bion’s website at https://biontech.com/bion-update-and-outlook-august-2020/.

Craig Scott, Bion’s director of communications, stated, “We’ve had an exciting year, capped off with our first OMRI (Organic Materials Review Institute) Listing. While we have experienced challenges and delays like most, we are now back on track with our optimization trials. We expect to complete our final optimization phase around the beginning of September, subject to engineering and other potential delays, prior to an initial commercial installation.

We are increasingly optimistic about the opportunity to produce sustainable and/or organic corn-finished beef (and other animal protein products: dairy, pork, poultry/eggs). Consumer demand continues to trend toward improved sustainability, safety, and animal and worker welfare. Further, the pandemic has highlighted both the importance of responsible taxpayer spending on clean water and other issues, which should help move policy change, as well as the importance of keeping America’s food supply chain in America. We just need to clean it up and at the lowest cost possible.

Above all, we are increasingly optimistic for our shareholders. Recent successes by Impossible Foods and Beyond Meat (BYND), which enjoyed one of the strongest IPOs of 2019, indicate a strong appetite for transformation in the food supply chain from institutional and Wall Street investors. While we are not Beyond Meat, if successful, Bion’s business strategy encompasses a much broader swath of the industry than just the ground meat market that analysts have identified as the opportunity for plant-based meat substitutes. Food for thought.”

____________________________________________

Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate’, ‘to be', ‘outlook’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct